Exhibit 99.1

For Immediate Release
NASDAQ Stock Market: MCBC

Macatawa Bank Corporation Reports

First Quarter 2024 Results

HOLLAND, Mich. (April 25, 2024) – Macatawa Bank Corporation (NASDAQ: MCBC), the holding company for Macatawa Bank (collectively, the “Company”), today announced its results for the first quarter 2024.

●	Net income of $9.8 million in first quarter 2024 – a decrease from $12.0 million earned in first quarter 2023 and an increase from $9.5 million earned in fourth quarter 2023
●	Net interest margin of 3.26% in first quarter 2024 versus 3.44% in first quarter 2023 and 3.28% in fourth quarter 2023
●	Continued loan portfolio growth – $3.8 million, or 1.1% annualized growth rate, for first quarter 2024, and $121.3 million, or 9.9%, in the last 12 months
●	Deposit portfolio balances decreased $131.3 million in the first quarter 2024 due to seasonal fluctuations in municipal and business deposits
●	Strong credit quality metrics – non-performing assets total less than $1,000, allowance to total loans coverage of 1.30%, as of March 31, 2024
●	No provision for credit losses required in first quarter 2024
●	Entered into a definitive merger agreement on April 15, 2024 with Wintrust Financial Corporation ("Wintrust")
●	Approximately $300,000 in merger related expenses decreased earnings in the first quarter 2024

The Company reported net income of $9.8 million, or $0.29 per diluted share, in first quarter 2024 compared to $12.0 million, or $0.35 per diluted share, in first quarter 2023.

"We are pleased to report strong profitability and balance sheet results for the first quarter 2024,” said Jon Swets, President and CEO of the Company. “We have started the year right where we left off with continued loan portfolio growth and maintained our excellent asset quality.  On the funding side of the balance sheet we continue to see a slowing of the shift in our deposits to higher interest bearing types."

Mr. Swets continued,: "We believe our balance sheet is well positioned in the current environment.  In addition to the $331.4 million of overnight funds we have at the end of the first quarter, we have over $270 million of investment securities maturing over the next twelve months.  Over $100 million of that total is expected to mature in the second quarter 2024.  Deploying those funds into loans or even additional overnight funds will be accretive to our interest income.  Our liquidity, high level of capital, and excellent asset quality put us in a good position to seize loan growth opportunities in our markets."

Regarding the pending merger with Wintrust, Mr. Swets noted, "We are excited for the opportunities this combination will provide our customers, our community and our employees.  We share a core community banking philosophy and know that this combination allows us to continue focusing on serving our customers and growing our presence in the markets we serve.  We remain committed to the conservative and well-disciplined approach to running the Company that has resulted in strong and consistent financial performance.”

Macatawa Bank Corporation 1Q Results / page 2 of 8

Operating Results

Net interest income for the first quarter 2024 totaled $20.7 million, a decrease of $714,000 from fourth quarter 2023 and a decrease of $1.9 million from first quarter 2023. Net interest margin for first quarter 2024 was 3.26% percent, down 2 basis points from fourth quarter 2023 and down 18 basis points from first quarter 2023. Net interest income in first quarter 2024 versus first quarter 2023 was impacted by increases in deposit rates and significant shifting of deposits from noninterest bearing types to money market and certificate of deposit accounts in response to the significant increases in the federal funds rate over the past two years.   Interest on commercial loans increased $390,000 in the first quarter 2024 compared to fourth quarter 2023 and by $2.5 million compared to first quarter 2023 due to increases in both rate and average portfolio balances. Interest on federal funds in the first quarter 2024 decreased by $974,000 compared to fourth quarter 2023 and by $1.7 million compared to first quarter 2023 due to lower average balances held more than offsetting the impact of higher rates paid. Interest on investment securities in the first quarter 2024 decreased by $140,000 over fourth quarter 2023 and by $53,000 over first quarter 2023, reflecting portfolio contraction. Interest expense totaled $8.4 million in the first quarter 2024 compared to $8.2 million in fourth quarter 2023 and $4.7 million in the first quarter 2023 as rates paid on deposits increased and given the shift into interest bearing deposit types.

Non-interest income decreased $24,000 in first quarter 2024 compared to fourth quarter 2023 and increased $132,000 from first quarter 2023. Deposit service charge income, including treasury management fees, was down $33,000 in first quarter 2024 compared to fourth quarter 2023 and was up $9,000 from first quarter 2023. The decrease from fourth quarter 2023 and slight increase from first quarter 2023 was primarily due to treasury management income.  Brokerage income was down $17,000 in first quarter 2024 compared to fourth quarter 2023 and was up $33,000 compared to first quarter 2023. The higher rate environment continued to have a negative effect on gains on sales of mortgage loans in first quarter 2024 , which were $8,000, down $20,000 compared to fourth quarter 2023 and down $3,000 from first quarter 2023. The Company originated $402,000 in mortgage loans for sale in first quarter 2024 compared to $1.2 million in fourth quarter 2023 and $179,000 in first quarter 2023. All three periods reflected low originations for sale as the Company intentionally shifted its fixed rate originations to hold in portfolio given the relatively high interest rates on production in those periods as well as customer preference for variable rate mortgages, which the Company holds in portfolio.  Trust fees were up $165,000 in first quarter 2024 compared to fourth quarter 2023 and were up $187,000 compared to first quarter 2023, due largely to changes in underlying trust asset valuations. Income from debit and credit cards was down $33,000 in first quarter 2024 compared to fourth quarter 2023 and was down $79,000 compared to first quarter 2023 due primarily to customer usage behavior.

Macatawa Bank Corporation 1Q Results / page 3 of 8

Non-interest expense was $13.2 million for first quarter 2024, compared to $14.0 million for fourth quarter 2023 and $12.2 million for first quarter 2023. The largest component of non-interest expense was salaries and benefits expenses. Salaries and benefits expenses were down $1.2 million compared to fourth quarter 2023 and were up $252,000 compared to first quarter 2023. The decrease compared to fourth quarter 2023 was primarily due to $1.3 million in expenses related to the CEO retirement agreement effective November 1, 2023 incurred in the fourth quarter 2023. The table below identifies the primary components of the changes in salaries and benefits between periods.

	Q1 2024	Q1 2024
	to	to
Dollars in 000s	Q4 2023	Q1 2023

Salaries and other compensation	$37	$256
Executive retirement costs	(1,261)	—
Salary deferral from commercial loans	59	(13)
Bonus accrual	—	—
Mortgage production – variable comp	(57)	2
Brokerage – variable comp	(9)	10
401k matching contributions	21	(3)
Medical insurance costs	29	—
Total change in salaries and benefits	$(1,181)	$252

Occupancy expenses were up $51,000 in first quarter 2024 compared to fourth quarter 2023 and were down $138,000 compared to first quarter 2023. Furniture and equipment expenses were up $8,000 compared to fourth quarter 2023 and were up $31,000 compared to first quarter 2023 due primarily to costs associated with equipment and software service contracts. Legal and professional fees were up $212,000 in first quarter 2024 compared to fourth quarter 2023 and were up $316,000 compared to first quarter 2023 due to higher use of corporate counsel in the first quarter 2024, including executive management transition and other strategic matters, including fees related to the Company's pending merger with Wintrust.  Other categories of non-interest expense were relatively flat compared to fourth quarter 2023 and first quarter 2023 due to a continued focus on expense management.

Federal income tax expense was $2.3 million for first quarter 2024, $2.3 million for fourth quarter 2023, and $3.0 million for first quarter 2023. The effective tax rate was 19.35% for first quarter 2024, compared to 19.27% for fourth quarter 2023 and 19.86% for first quarter 2023.

Macatawa Bank Corporation 1Q Results / page 4 of 8

Asset Quality

The Company adopted ASU 2016-13, Financial Instruments – Credit Losses, commonly referred to as “CECL” on January 1, 2023. The impact on adoption was an increase to the allowance for credit losses of $1.5 million. No provision for credit losses was taken in first quarter 2024. A provision for credit losses of $400,000 was taken in fourth quarter 2023 and no provision for credit losses was taken in first quarter 2023. The provision in fourth quarter 2023 was largely driven by loan growth during the quarter.  Net loan chargeoffs for first quarter 2024 were $2,000, compared to fourth quarter 2023 net loan recoveries of $41,000 and first quarter 2023 net loan recoveries of $33,000. At March 31, 2024, the Company had experienced net loan recoveries in thirty-four of the past thirty-seven quarters. Total loans past due on payments by 30 days or more amounted to $340,000 at March 31, 2024, versus $44,000 at December 31, 2023 and $277,000 at March 31, 2023.  Further, the weighted average loan grade of the Company’s commercial loan portfolio decreased to 3.49 at December 31, 2023 and March 31, 2024, compared to 3.51 at March 31, 2023. A lower loan grade, which is more favorable, decreases the need for providing for credit losses on our portfolio.

The allowance for credit losses of $17.4 million was 1.30% of total loans at both March 31, 2024 and December 31, 2023, and $16.8 million or 1.38% at March 31, 2023. The coverage ratio of allowance for credit losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 17,440-to-1 as of March 31, 2024.

At March 31, 2024, the Company's nonperforming loans were $1,000, representing 0.00% of total loans. This compares to $1,000 (0.00% of total loans) at December 31, 2023 and $75,000 (0.01% of total loans) at March 31, 2023.   The Company sold its final other real estate owned property in first quarter 2023, recognizing a net gain of $356,000 and has had no other real estate owned since then. Total nonperforming assets, including other real estate owned and nonperforming loans, decreased by $74,000 from March 31, 2023 to March 31, 2024.

A break-down of non-performing loans is shown in the table below.

	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
Dollars in 000s	2024	2023	2023	2023	2023

Commercial Real Estate	$—	$—	$—	$—	$—
Commercial and Industrial	—	—	—	—	—
Total Commercial Loans	—	—	—	—	—
Residential Mortgage Loans	1	1	1	72	75
Consumer Loans	—	—	—	—	—
Total Non-Performing Loans	$1	$1	$1	$72	$75

Macatawa Bank Corporation 1Q Results / page 5 of 8

A break-down of non-performing assets is shown in the table below.

	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
Dollars in 000s	2024	2023	2023	2023	2023

Non-Performing Loans	$1	$1	$1	$72	$75
Other Repossessed Assets	—	—	—	—	—
Other Real Estate Owned	—	—	—	—	—
Total Non-Performing Assets	$1	$1	$1	$72	$75

Balance Sheet, Liquidity and Capital

Total assets were $2.61 billion at March 31, 2024, a decrease of $133.8 million from $2.75 billion at December 31, 2023 and a decrease of $22.2 million from $2.64 billion at March 31, 2023.

The Company’s investment securities portfolio primarily consists of U.S. treasury and agency securities, agency mortgage backed securities and various municipal securities. Total securities were $792.0 million at March 31, 2024, a decrease of $48.4 million from $840.3 million at December 31, 2023 and a decrease of $82.4 million from $874.3 million at March 31, 2023. The decrease from fourth quarter 2023 and first quarter 2023 was attributable primarily to the Company's decision to pause investment purchase activity, allowing maturities and paydowns to be used to fund loan growth and provide additional liquidity in overnight funds.  The overall duration of the Company’s investment securities portfolio at March 31, 2024 was relatively short, at 2.12 years. This provides a reliable source of cash inflows as investment securities mature to support liquidity.

Total loans were $1.34 billion at March 31, 2024, an increase of $3.8 million from $1.34 billion at December 31, 2023 and an increase of $121.3 million from $1.22 billion at March 31, 2023.

Commercial loans increased by $72.5 million from March 31, 2023 to March 31, 2024, along with an increase of $47.2 million in the residential mortgage portfolio and an increase of $1.6 million in the consumer loan portfolio. Within commercial loans, commercial real estate loans increased by $29.4 million and commercial and industrial loans increased by $43.0 million. The loan growth experienced in this time period was the direct result of both new loan prospecting efforts and existing customers beginning to draw more on existing lines and borrow more for expansion of their businesses.

The composition of the commercial loan portfolio is shown in the table below:

	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
Dollars in 000s	2024	2023	2023	2023	2023

Construction and Development	$112,245	$128,277	$120,892	$116,124	$120,268
Other Commercial Real Estate	460,524	456,822	446,393	443,489	423,080
Commercial Loans Secured by Real Estate	572,769	585,099	567,285	559,613	543,348
Commercial and Industrial	516,400	506,974	488,224	489,273	473,354
Total Commercial Loans	$1,089,169	$1,092,073	$1,055,509	$1,048,886	$1,016,702

Macatawa Bank Corporation 1Q Results / page 6 of 8

Total deposits were $2.28 billion at March 31, 2024, down $131.3 million, or 5.4%, from $2.42 billion at December 31, 2023 and down $46.5 million, or 2.0%, from $2.33 billion at March 31, 2023. While the Company experienced an overall decline in deposit balances compared to the prior year, some of this was attributable to balances moving into wealth management accounts at the Bank, so these balances should continue to benefit the Company.

Macatawa’s deposit base is primarily made up of many small accounts, and balances at March 31, 2024 were comprised of 46% personal customers and 54% business customers. Core deposits - which Management defines as deposits sourced within its local markets - represented 100% of total deposits at March 31, 2024. Total deposit balances of $2.28 billion at March 31, 2024 remained elevated, reflecting a $579.0 million increase, or 34%, over pre-pandemic totals of $1.71 billion as of March 31, 2020.

Noninterest bearing demand deposits were down $28.7 million at the end of first quarter 2024 compared to the end of fourth quarter 2023 and were down $76.1 million compared to the end of first quarter 2023. Interest bearing demand deposits, money market deposits and savings deposits were down $98.8 million from the end of fourth quarter 2023 and were down $106.5 million from the end of first quarter 2023. Certificates of deposit were down $3.8 million at March 31, 2024 compared to December 31, 2023 and were up $136.1 million compared to March 31, 2023 as customers reacted to increases in market interest rates. All certificates of deposit are to local customers as the Company does not have any brokered deposits at March 31, 2024. The Company continues to be successful at attracting and retaining core local deposit customers. Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

Management has actively pursued initiatives to maintain a strong liquidity position. The Company has had no brokered deposits on balance sheet since December 2011 and continues to maintain significant on-balance sheet liquidity. At March 31, 2024, balances held in federal funds sold and other short-term investments amounted to $331.4 million. In addition, the Company had total additional borrowing capacity of approximately $373.4 million as of March 31, 2024. Because Management has maintained the discipline of buying shorter-term bond durations in the investment securities portfolio, there are $411.0 million in bond maturities and paydowns coming into the Company in the next 24 months ending March 31, 2026.

The Company's total risk-based regulatory capital ratio at March 31, 2024 was consistent with the ratio at December 31, 2023 and March 31, 2023. Macatawa Bank’s risk-based regulatory capital ratios continue to be at levels considerably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines. As such, the Bank was categorized as "well capitalized" with $151.3 million in excess capital over well capitalized minimums at March 31, 2024.

Macatawa Bank Corporation 1Q Results / page 7 of 8

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties. The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for thirteen years as one of “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions. Forward-looking statements are identifiable by words or phrases such as “anticipates,” "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, future interest rates, future net interest margin, future economic conditions, and future levels of unrealized gains or losses in the investment securities portfolio. All statements with references to future time periods are forward-looking. Management's determination of the provision and allowance for credit losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured. The future effect of changes in the real estate, financial and credit markets, interest rates and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

In addition, forward-looking statements include statements regarding the outlook and expectations of Macatawa with respect to its planned merger with Wintrust Financial Corporation ("Wintrust") pursuant to the Agreement and Plan of Merger dated April 15, 2024 (the "Merger Agreement"), the strategic benefits and financial benefits of the merger, including the expected impact of the transaction on the combined company's future financial performance and the timing of the closing of the transaction.

These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance.  These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, Macatawa does not undertake any obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.  Such risks, uncertainties and assumptions, include, among others, the following:

●

the failure to obtain necessary regulatory approvals when expected or at all (and the risk that such approvals may result in a materially burdensome regulatory condition (as defined in the Merger Agreement));

●	the failure of Macatawa to obtain shareholder approval, or for either party to satisfy any of the other closing conditions to the transaction on a timely basis or at all;
●	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement;
●

the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where Macatawa and Wintrust do business, or as a result of other unexpected factors or events;

●	the impact of purchase accounting with respect to the transaction, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
●	diversion of management's attention from ongoing business operations and opportunities;
●	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; and
●	the outcome of any legal proceedings that may be instituted against Macatawa or Wintrust.

Additional risk factors include, but are not limited to, the risk factors described in Item 1A in Macatawa's Annual Report on Form 10-K for the year ended December 31, 2023 and in any of Macatawa's subsequent SEC filings, and in Item 1A in Wintrust's Annual Report on Form 10-K for the year ended December 31, 2023 and in any of Wintrust's subsequent SEC filings.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed Merger between Macatawa and Wintrust. In connection with the proposed Merger, Wintrust will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement and Prospectus of Macatawa, as well as other relevant documents regarding the proposed Merger. A definitive Proxy Statement and Prospectus will be sent to Macatawa shareholders when available. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

A free copy of the Proxy Statement and Prospectus, once available, as well as other filings containing information about Macatawa, Wintrust and the proposed transaction may be obtained at the SEC’s Internet site http://www.sec.gov. You will also be able to obtain these documents, free of charge, from Macatawa under the "Investor Relations" section of its website, www.macatawabank.com (which website is not incorporated herein by reference), by clicking the "Investor Relations/SEC Filings" link. In addition, investors and security holders may obtain free copies of the documents Macatawa has filed with the SEC by directing a request to Macatawa Bank Corporation, Attn: Bryan Barker, 10753 Macatawa Drive, Holland, Michigan 49424 or by phone at (616) 494-1448, and may obtain free copies of the documents Wintrust has filed with the SEC by directing a request to Wintrust Financial Corporation, Corporate Secretary, Wintrust Financial Corporation, 9700 West Higgins Road, Suite 800, Rosemont, Illinois 60018 or by phone at (847) 939-9000.

Participants in Solicitation

Macatawa, Wintrust and certain of their respective directors, executive officers and other members of management or employees may be deemed to be participants in the solicitation of proxies from Macatawa shareholders in respect of the proposed Merger, which will be described in the Proxy Statement and Prospectus. Information about the directors and executive officers of Macatawa and their ownership of Macatawa common stock is also set forth in Macatawa’s definitive proxy statement for its 2023 annual meeting of shareholders, which was filed with the SEC on March 17, 2023, its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 15, 2024 and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement and Prospectus regarding the proposed Merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Contact:

Bryan L. Barker

Chief Financial Officer

616-494-1448

bbarker@macatawabank.com

MACATAWA BANK CORPORATION

CONSOLIDATED FINANCIAL SUMMARY

(Unaudited)

(Dollars in thousands except per share information)

	Quarterly
	1st Qtr	4th Qtr	1st Qtr
EARNINGS SUMMARY	2024	2023	2023
Total interest income	$29,077	$29,638	$27,266
Total interest expense	8,350	8,197	4,650
Net interest income	20,727	21,441	22,616
Provision for credit losses	-	400	-
Net interest income after provision for credit losses	20,727	21,041	22,616

NON-INTEREST INCOME
Deposit service charges	1,003	1,036	994
Net gains on mortgage loans	8	28	11
Trust fees	1,220	1,055	1,033
Other	2,429	2,565	2,490
Total non-interest income	4,660	4,684	4,528

NON-INTEREST EXPENSE
Salaries and benefits	6,950	8,131	6,698
Occupancy	999	948	1,137
Furniture and equipment	1,062	1,054	1,031
FDIC assessment	330	330	330
Other	3,904	3,501	2,969
Total non-interest expense	13,245	13,964	12,165
Income before income tax	12,142	11,761	14,979
Income tax expense	2,349	2,266	2,975
Net income	$9,793	$9,495	$12,004

Basic earnings per common share	$0.29	$0.28	$0.35
Diluted earnings per common share	$0.29	$0.28	$0.35
Return on average assets	1.48%	1.41%	1.74%
Return on average equity	13.61%	13.89%	19.19%
Net interest margin (fully taxable equivalent)	3.26%	3.28%	3.44%
Efficiency ratio	52.17%	53.45%	44.82%

BALANCE SHEET DATA	March 31,	December 31,	March 31,
Assets	2024	2023	2023
Cash and due from banks	$27,081	$32,317	$29,402
Federal funds sold and other short-term investments	331,400	418,035	391,336
Debt securities available for sale	491,214	508,798	525,959
Debt securities held to maturity	300,751	331,523	348,387
Federal Home Loan Bank Stock	10,211	10,211	10,211
Loans held for sale	-	-	87
Total loans	1,342,208	1,338,386	1,220,939
Less allowance for credit losses	17,440	17,442	16,794
Net loans	1,324,768	1,320,944	1,204,145
Premises and equipment, net	38,971	38,604	40,249
Bank-owned life insurance	54,535	54,249	53,557
Other real estate owned	-	-	-
Other assets	35,975	34,018	33,820

Total Assets	$2,614,906	$2,748,699	$2,637,153

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$614,325	$643,035	$690,444
Interest-bearing deposits	1,670,076	1,772,695	1,640,451
Total deposits	2,284,401	2,415,730	2,330,895
Other borrowed funds	20,000	30,000	30,000
Long-term debt	-	-	-
Other liabilities	17,532	15,884	15,690
Total Liabilities	2,321,933	2,461,614	2,376,585

Shareholders' equity	292,973	287,085	260,568

Total Liabilities and Shareholders' Equity	$2,614,906	$2,748,699	$2,637,153

MACATAWA BANK CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands except per share information)

	Quarterly
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
	2024	2023	2023	2023	2023
EARNINGS SUMMARY
Net interest income	$20,727	$21,441	$22,244	$21,146	$22,616
Provision for credit losses	-	400	(150)	300	-
Total non-interest income	4,660	4,684	4,616	4,613	4,528
Total non-interest expense	13,245	13,964	12,789	12,673	12,165
Federal income tax expense	2,349	2,266	2,808	2,474	2,975
Net income	$9,793	$9,495	$11,413	$10,312	$12,004

Basic earnings per common share	$0.29	$0.28	$0.33	$0.30	$0.35
Diluted earnings per common share	$0.29	$0.28	$0.33	$0.30	$0.35

MARKET DATA
Book value per common share	$8.53	$8.35	$7.87	$7.69	$7.60
Tangible book value per common share	$8.53	$8.35	$7.87	$7.69	$7.60
Market value per common share	$9.79	$11.28	$8.96	$9.28	$10.22
Average basic common shares	34,361,562	34,325,743	34,291,487	34,292,179	34,297,221
Average diluted common shares	34,361,562	34,325,743	34,291,487	34,292,179	34,297,221
Period end common shares	34,361,562	34,361,562	34,291,487	34,291,487	34,292,294

PERFORMANCE RATIOS
Return on average assets	1.48%	1.41%	1.66%	1.57%	1.74%
Return on average equity	13.61%	13.89%	17.14%	15.70%	19.19%
Efficiency ratio	52.17%	53.45%	47.61%	49.20%	44.82%
Full-time equivalent employees (period end)	313	314	313	322	317

YIELDS AND COST OF FUNDS RATIOS
Federal funds sold and other short-term investments	5.42%	5.41%	5.36%	5.05%	4.58%
Total securities (fully taxable equivalent)	2.50%	2.50%	2.47%	2.43%	2.40%
Commercial loans	5.78%	5.73%	5.66%	5.58%	5.40%
Residential mortgage loans	4.53%	4.41%	4.20%	3.93%	3.73%
Consumer loans	8.15%	8.15%	8.00%	7.63%	7.20%
Total loans	5.70%	5.65%	5.57%	5.47%	5.28%
Total yield on interest earning assets (fully taxable equivalent)	4.58%	4.54%	4.48%	4.31%	4.15%
Interest bearing demand deposits	0.48%	0.53%	0.45%	0.48%	0.43%
Savings and money market accounts	2.06%	1.97%	1.90%	1.64%	1.35%
Time deposits	4.35%	4.19%	3.86%	3.23%	2.22%
Total interest bearing deposits	1.94%	1.85%	1.69%	1.42%	1.05%
Total deposits	1.43%	1.35%	1.21%	1.01%	0.74%
Other borrowed funds	1.99%	2.08%	2.08%	2.08%	2.08%
Total average cost of funds on interest bearing liabilities	1.94%	1.86%	1.69%	1.43%	1.07%
Net interest margin (fully taxable equivalent)	3.26%	3.28%	3.35%	3.36%	3.44%

ASSET QUALITY
Gross charge-offs	$32	$31	$41	$22	$21
Net charge-offs/(recoveries)	$2	$(41)	$(42)	$(15)	$(33)
Net charge-offs to average loans (annualized)	0.00%	-0.01%	-0.01%	0.00%	-0.01%
Nonperforming loans	$1	$1	$1	$72	$75
Other real estate and repossessed assets	$-	$-	$-	$-	$-
Nonperforming loans to total loans	0.00%	0.00%	0.00%	0.01%	0.01%
Nonperforming assets to total assets	0.00%	0.00%	0.00%	0.00%	0.00%
Allowance for credit losses	$17,440	$17,442	$17,001	$17,109	$16,794
Allowance for credit losses to total loans	1.30%	1.30%	1.32%	1.35%	1.38%
Allowance for credit losses to nonperforming loans	1744000.00%	1744200.00%	1700100.00%	23762.50%	22392.00%

CAPITAL
Average equity to average assets	10.87%	10.16%	9.71%	10.01%	9.07%
Common equity tier 1 to risk weighted assets (Consolidated)	18.16%	17.70%	17.66%	17.16%	17.08%
Tier 1 capital to average assets (Consolidated)	11.83%	11.35%	10.91%	11.08%	10.26%
Total capital to risk-weighted assets (Consolidated)	19.16%	18.69%	18.65%	18.16%	18.08%
Common equity tier 1 to risk weighted assets (Bank)	17.67%	17.18%	17.14%	16.66%	16.58%
Tier 1 capital to average assets (Bank)	11.52%	11.02%	10.59%	10.75%	9.96%
Total capital to risk-weighted assets (Bank)	18.67%	18.18%	18.13%	17.66%	17.58%
Common equity to assets	11.20%	10.44%	9.78%	10.03%	9.88%
Tangible common equity to assets	11.20%	10.44%	9.78%	10.03%	9.88%

END OF PERIOD BALANCES
Total portfolio loans	$1,342,208	$1,338,386	$1,291,290	$1,271,576	$1,220,939
Earning assets	2,507,502	2,637,111	2,648,445	2,518,396	2,531,184
Total assets	2,614,906	2,748,699	2,759,710	2,630,254	2,637,153
Deposits	2,284,401	2,415,730	2,445,586	2,321,545	2,330,895
Total shareholders' equity	292,973	287,085	269,877	263,819	260,568

AVERAGE BALANCES
Federal funds sold and other short-term investments	$340,396	$407,278	$467,434	$360,023	$555,670
Total securities	853,489	875,067	879,379	900,724	898,691
Total portfolio loans	1,334,254	1,295,545	1,274,344	1,246,217	1,186,684
Earning assets	2,537,801	2,587,704	2,630,894	2,516,837	2,650,972
Total assets	2,648,257	2,691,336	2,743,069	2,625,334	2,757,594
Non-interest bearing deposits	609,090	648,084	692,436	674,565	732,434
Total interest bearing deposits	1,706,640	1,721,910	1,737,579	1,641,857	1,727,883
Total deposits	2,315,731	2,369,994	2,430,015	2,316,422	2,460,318
Borrowings	25,615	30,000	30,000	30,000	30,000
Total shareholders' equity	287,742	273,525	266,339	262,764	250,160